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                                                                      EXHIBIT 12

                          HASBRO, INC. AND SUBSIDIARIES

                Computation of Ratio of Earnings to Fixed Charges
                         Fiscal Years Ended in December

                             (Thousands of Dollars)

                                          2006       2005      2004      2003      2002
                                        --------   -------   -------   -------   --------
Earnings available for fixed charges:
   Net earnings (loss)                  $230,055   212,075   195,977   157,664   (170,674)
   Add:
      Cumulative effect of accounting
         change                               --        --        --    17,351    245,732
      Fixed charges                       39,055    42,394    43,890    68,467     99,209
      Taxes on income                    111,419    98,838    64,111    69,049     29,030
                                        --------   -------   -------   -------   --------
         Total                          $380,529   353,307   303,978   312,531    203,297
                                        ========   =======   =======   =======   ========
Fixed charges:
   Interest on long-term debt           $ 23,157    26,602    27,813    44,461     69,480
   Other interest charges                  2,884     2,423     3,205     6,413      8,019
   Amortization of debt expense            1,480     1,512       680     1,588      1,843
   Rental expense
   representative of interest factor      11,534    11,857    12,192    16,005     19,867
                                        --------   -------   -------   -------   --------
         Total                          $ 39,055    42,394    43,890    68,467     99,209
                                        ========   =======   =======   =======   ========
Ratio of earnings to fixed charges          9.74      8.33      6.93      4.56       2.05
                                        ========   =======   =======   =======   ========